Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-11465 of Steinway Musical Instruments, Inc. on form S-8 of our reports dated March 30, 2005, relating to the financial statements and financial statement schedule of Steinway Musical Instruments, Inc., and management’s report on the effectiveness of internal control over financial reporting dated March 30, 2005 appearing in the Annual Report on Form 10-K of Steinway Musical Instruments, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 30, 2005